UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

(Amendment No. 1)

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☐ Preliminary Proxy Statement

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☒ Definitive Proxy Statement

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☐ Soliciting Material Pursuant to § 240.14a-12

RADNET, INC.

(Name of Registrant as Specified in its Charter)

__________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This Amendment No. 1 to Schedule 14A (“Amendment No. 1”) is being filed to amend RadNet, Inc.’s definitive proxy statement for its 2016 Annual Meeting of Stockholders (“Proxy Statement”), which was filed with the Securities and Exchange Commission on April 22, 2016, in order to include the discussion of “Proposal No. 2 – Ratification of Independent Registered Public Accounting Firm” which was inadvertently omitted from the Proxy Statement. Except as amended by this Amendment No. 1, all information set forth in the Proxy Statement and Proxy Card remains unchanged.

If you have already voted on Proposal No. 2, you do not need to take any further action unless you wish to change your vote. If you have previously voted and would like to change your vote with respect to Proposal No. 2, you may change your vote in the manner set forth in the Proxy Statement. Any previously submitted proxy votes for Proposal No. 2 that are not revoked will continue to count as originally cast with respect to Proposal No. 2.

CHANGES TO THE PROXY STATEMENT

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking you to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Ernst & Young LLP has audited our financial statements annually since January 1, 2007. Representatives of Ernst & Young LLP are expected to be at the Annual Meeting to answer any questions and make a statement should they choose to do so.

Although our bylaws do not require that our stockholders approve the appointment of our independent registered public accounting firm, the Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders vote against the ratification of Ernst & Young LLP, the Audit Committee will consider this in its selection of auditors for the following year. Even if our stockholders ratify the appointment, the Audit Committee may choose to appoint a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of our Company and our stockholders.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional audit and other services rendered by Ernst & Young LLP for the audit of our annual financial statements as of and for the fiscal years ended December 31, 2014 and 2015 and fees billed for other services rendered by Ernst & Young LLP during that period.

	2014	2015
Audit Fees(1)	$1,336,437	$1,515,000
Audit-Related Fees(2)	$139,000	$42,500
Tax Fees(3)	$30,000	$42,200
All Other Fees(4)	$–	$4,495
Total	$1,505,437	$1,604,195

_______________

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under Audit Fees.
(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, acquisitions and tax planning.
(4)	All Other Fees consist of fees for products and services other than the services reported above.

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Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

As a matter of policy, all audit and non-audit services provided by our independent registered public accounting firm are approved in advance by the Audit Committee, which considers whether the provision of non-audit services is compatible with maintaining such firm’s independence. All services provided by Ernst & Young LLP during the fiscal year ended December 31, 2015 and the fiscal year ended December 31, 2014 were pre-approved by the Audit Committee. The Audit Committee has considered the role of Ernst & Young LLP in providing services to us for the fiscal year ended December 31, 2016 and has concluded that such services are compatible with their independence as our auditors.

Vote Required

Ratification of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy on this proposal at the Annual Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be conducted on June 2, 2016

This Amendment No. 1, the Proxy Statement, the Proxy Card and the Company’s Annual Report to Stockholders on Form 10-K are available at www.proxyvote.com.

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